EXHIBIT 5.1

August 24, 2004

Sybase, Inc.
One Sybase Drive
Dublin, CA 94568

Re:	Registration Statement on Form S-8 – Legality of Securities Being Registered

Ladies and Gentlemen:

I have examined the Registration Statement on Form S-8 of Sybase, Inc. (the “Company”) to be filed with the Securities and Exchange Commission on or about August 25, 2004 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 7,892,096 shares of the Company’s Common Stock (“Shares”), including 3,000,000 shares under the Sybase, Inc. 1999 Nonstatutory Stock Plan (“1999 Plan”) and 4,892,096 shares under the Sybase, Inc. Amended and Restated 2003 Stock Plan (“Amended 2003 Plan”). The 1999 Plan and the Amended 2003 Plan are collectively referred to herein as the “Plans.”

As counsel for the Company in connection with this transaction, I have examined the proceedings taken and am familiar with the proceedings proposed to be taken by the Company in connection with the issuance and sale of the Shares pursuant to the Plans.

It is my opinion that, when issued and sold in the manner described in the Plans and pursuant to the agreements that accompany each grant under the Plans, the Shares will be legally and validly issued, fully paid and non-assessable.

I consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of my name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

/s/ TERESA D. CHUH

Teresa D. Chuh
Vice President and
Associate General Counsel